Exhibit 99.1

An EDISON INTERNATIONAL® Company

News Release

FOR IMMEDIATE RELEASE

Contact:  Doug McFarlan, (312) 583-6024

or (312) 343-2561

www.edisonnews.com

Edison Mission Group Announces Pricing of $1 Billion

of Senior Notes by its Edison Mission Energy Unit

IRVINE, Calif., May 19, 2006 – Edison Mission Group (“EMG”) announced today that its indirect subsidiary, Edison Mission Energy (“EME”), has priced $500 million aggregate principal amount of its senior notes due 2013 (the “2013 Senior Notes”), and $500 million aggregate principal amount of its senior notes due 2016 (the “2016 Senior Notes” together with the 2013 Senior Notes, the “Senior Notes”).  The annual interest rate on the 2013 Senior Notes and the interest rate on the 2016 Senior Notes will be 7.50% and 7.75%, respectively.

EME intends to use the net proceeds from the issuance of the Senior Notes, together with cash on hand, to consummate its previously-announced cash tender offer and consent solicitation for its outstanding 10% Senior Notes due August 15, 2008 and its outstanding 9.875% Senior Notes due April 15, 2011 (together, the “Existing Senior Notes”).  The offering of the Senior Notes, which is expected to close on or about June 6, 2006, is conditioned, among other things, upon EME’s acceptance for purchase in the tender offer and consent solicitation of all the Existing Senior Notes validly tendered for purchase.

The Senior Notes will be offered and sold within the United States only to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933 and outside the United States in compliance with Regulation S under the Securities Act.  The Senior Notes will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This announcement is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

EME is a subsidiary of EMG, which is the parent company of the unregulated subsidiaries of Rosemead, California-based Edison International (NYSE:EIX).

This press release includes forward-looking statements.  EME has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this press release and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside EME’s control. EME has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release should be read in conjunction with EME’s Annual Report on Form 10-K, Amendment No. 1 to Annual Report on Form 10-K/A, Quarterly Report on Form 10-Q and Current Reports on Form 8-K dated May 8 and May 19, filed this calendar year.

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The Edison Mission Group (EMG) consists of unregulated subsidiaries of Rosemead, Calif.-based Edison International (NYSE:EIX,) an electric power generator and distributor, and an investor in infrastructure and renewable energy projects.  EIX is comprised of a regulated utility, Southern California Edison Company (SCE), and an unregulated group of business units, EMG.  The California Public Utilities Commission does not regulate the terms of EMG’s products and services.